Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 • (763) 551-5000 • www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Joel N. Waller
President and Chief Executive Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION ELECTS PETER MICHIELUTTI AS SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER

Minneapolis, MN, April 17, 2012 — Christopher & Banks Corporation (NYSE: CBK) today announced that Peter Michielutti will be joining the Company on April 23, 2012 as Senior Vice President, Chief Financial Officer.

Michielutti brings more than 20 years of financial leadership experience to Christopher & Banks.  Most recently he served as Senior Vice President and Chief Financial Officer at CSM Corporation, a commercial real estate company.  He has an extensive retail background, having held the chief financial officer position at Whitehall Jewelers, Wilsons Leather and Fingerhut, in addition to serving as a retail consultant at Prentice Capital.

Joel Waller, President and Chief Executive Officer, commented: “Pete and I have worked together in the past and he is an experienced chief financial officer, with a strong retail background as well as extensive operations experience.  I am very pleased to welcome Pete to Christopher & Banks and look forward to his contributions as a key member of our leadership team.”

Michielutti replaces Michael Lyftogt, who will return to his prior position as Chief Accounting Officer.  “On behalf of the Company, I am pleased that Mike will resume the Chief Accounting Officer position where he will continue to play a key role for the Company.  I also want to thank Mike for all of his contributions during his tenure as CFO,” continued Mr. Waller.

About Christopher & Banks

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing.  As of April 17, 2012, the Company operates 672 stores in 44 states consisting of 396 Christopher & Banks stores, 187 stores in their women’s plus size clothing division CJ Banks, 64 dual stores and 25 outlet stores.  The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Keywords:  Christopher & Banks, CJ Banks, Women’s Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

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